Exhibit 99.1

Solera Holdings, Inc. Announces Second Quarter Fiscal Year 2009 Results

GAAP Second Quarter Revenue of $131.3 Million; GAAP Net Income per Share of $0.29, up 72.0%; Company Updates Previously Issued Guidance for Fiscal Year 2009

SAN DIEGO, Feb. 4 /PRNewswire-FirstCall/ — Solera Holdings, Inc. (NYSE: SLH), the leading global provider of software and services to the automobile insurance claims processing industry, today reported results for the second quarter of fiscal year 2009.

GAAP Results for the Quarter ended December 31, 2008:

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Revenue for the second quarter of fiscal year 2009 was $131.3 million, a 0.6% decrease over the prior year second quarter revenue of $132.1 million. After adjusting for changes in foreign currency exchange rates, revenue for the second quarter of fiscal year 2009 increased approximately 10.3% over the prior year second quarter;

•	GAAP net income for the second quarter of fiscal year 2009 was $19.6 million, a 78.4% improvement over the prior year second quarter GAAP net income of $11.0 million;

•	GAAP diluted net income per share for the second quarter of fiscal year 2009 was $0.29, a 72.0% per share improvement over the prior year second quarter diluted net income per share of $0.17.

Non-GAAP Results for the Quarter ended December 31, 2008:

•	Adjusted EBITDA for the second quarter of fiscal year 2009 was $48.8 million, an 8.3% increase over the prior year second quarter Adjusted EBITDA of $45.1 million;

•	Adjusted Net Income for the second quarter of fiscal year 2009 was $26.1 million, a 39.6% increase over the prior year second quarter Adjusted Net Income of $18.7 million;

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Adjusted Net Income per diluted share (or cash earnings per diluted share) for the second quarter of fiscal year 2009 was $0.39, a 34.5% increase over the prior year second quarter Adjusted Net Income per diluted share of $0.29.

“The second quarter was another strong quarter for us, with organic revenue growth once again coming in above the high end of our 6% - 8% guidance. Our Adjusted EBITDA margin of 37.2% was in-line with our expectations and very solid given the strong US Dollar versus most of the currencies we use to transact our business,” said Tony Aquila, founder, chairman and CEO of Solera Holdings, Inc. “Despite the global economic crisis, we grew the number of claims we processed around the world year-over-year and increased revenue per claim.”

Business Statistics for the Quarter ended December 31, 2008:

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EMEA revenue for the second quarter of fiscal year 2009 was $80.6 million, a 0.4% decrease over the prior year second quarter revenue of $80.9 million. After adjusting for the changes in foreign currency exchange rates, EMEA revenue for the second quarter of fiscal year 2009 increased 13.5% over the prior year second quarter. After excluding the approximately $1.0 million in revenues during the quarter from the acquisition of HPI, Ltd., EMEA revenue for the second quarter grew approximately 11.8% over the prior year on an organic basis;

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Americas revenue for the second quarter of fiscal year 2009 was $50.7 million, a 1.0% decrease over the prior year second quarter revenue of $51.2 million. After adjusting for the changes in foreign currency exchange rates, Americas revenue for the second quarter of fiscal year 2009 increased 5.4% over the prior year second quarter. After excluding the approximately $0.2 million in revenue during the quarter from InPart Servicos Ltda., Americas revenue for the second quarter grew approximately 4.8% over the prior year on an organic basis;

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Revenue from insurance company customers for the second quarter of fiscal year 2009 was $56.0 million, a 3.7% increase over the $54.0 million in revenue from insurance company customers in the prior year second quarter. After adjusting for the changes in foreign currency exchange rates, insurance company customer revenue increased 13.8% over the prior year second quarter;

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Revenue from collision repair facility customers for the second quarter of fiscal year 2009 was $48.8 million, a 2.0% decrease versus the $49.8 million in revenue from collision repair facility customers in the prior year second quarter. After adjusting for the changes in foreign currency exchange rates, collision repair facility customer revenue increased 11.0% over the prior year second quarter;

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Revenue from independent assessor customers for the second quarter of fiscal year 2009 was $12.9 million, a 7.2% decrease versus the $13.9 million in revenue from independent assessor customers in the prior year second quarter. After adjusting for the changes in foreign currency exchange rates, independent assessor customer revenue increased 3.0% over the prior year second quarter;

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Revenue from automotive recycling and other customers for the second quarter of fiscal year 2009 was $13.6 million, a 5.1% decrease versus the $14.3 million in revenue from automotive recycling and other customers in the prior year second quarter. After adjusting for the changes in foreign currency exchange rates, automotive recycling and other customer revenue increased 1.8% over the prior year second quarter;

Fiscal Year 2009 Outlook:

Since our earnings release on November 5, 2008, (1) the US Dollar has continued to strengthen appreciably against most foreign currencies we use to transact our business, and (2) we completed the acquisition of HPI, Ltd. and InPart Servicos Ltda.

As an example of appreciable strengthening of the US Dollar, on November 4, 2008, one British Pound was equal to approximately $1.60 and on February 3, 2009, one British Pound was equal to approximately $1.44. This change from November 4, 2008 to February 3, 2009 represents a strengthening of the US Dollar versus the British Pound of approximately 10.1%.

On December 19, 2008, we announced the acquisition of HPI, Ltd., the leading UK provider of used vehicle validation services, and issued a preliminary estimate of HPI’s expected contribution to Fiscal Year 2009 financial results of approximately $21.0 million in revenues, $9.0 million of Adjusted EBITDA, $4.0 million of GAAP Net Income, and $4.5 million of Adjusted Net Income, all at an assumed exchange rate of 1.00 British Pound-for-$1.50 US dollar.

Due to the appreciable strengthening of the US Dollar over the last several months against both the British Pound and other foreign currencies we use to transact our business, as well as the completion of the acquisition of HPI, Ltd., we are updating our previously issued outlook for our full fiscal year ending June 30, 2009 as follows:

	Previous Outlook	Current Outlook
Revenues	$530 million - $535 million	$549 million - $553 million
Net Income	$45 million - $48 million	$52 million - $54 million
Adjusted Net Income	$103 million - $106 million	$106 million - $108 million
Adjusted Net Income per diluted share	$1.56 - $1.60	$1.56 – $1.60
Adjusted EBITDA	$197 million - $202 million	$204 million –$207 million

The current fiscal year 2009 outlook above assumes constant exchange rates from those currently prevailing, no additional acquisitions, and a 28% tax rate to calculate Adjusted Net Income, which we use in order to approximate our long-term effective corporate tax rate (which includes certain benefits from net operating loss carryforwards, tax deductible goodwill and amortization, and a low tax-rate jurisdiction for certain corporate holding companies).

We anticipate that currency exchange rates will have a negative impact on our revenues, but have a positive impact on our interest expense and our intangibles amortization expense for the full fiscal year ending June 30, 2009. If the US Dollar exchange rate versus most major foreign currencies we use to transact our business remains relatively constant throughout the remainder of fiscal year 2009, we anticipate that currency exchange rates will have a negative impact on our quarterly and annual revenues versus the corresponding prior year periods of approximately (15%), (17%) and (10%) for our fiscal quarters ending March 31, 2009 and June 30, 2009, and our fiscal year ending June 30, 2009, respectively, excluding the incorporation of HPI’s results. Conversely, if the US Dollar exchange rate versus most major foreign currencies we use to transact our business remains relatively constant throughout the remainder of fiscal year 2009, we anticipate that currency exchange rates will have a positive impact on our quarterly and annual interest expense versus the corresponding prior year periods of approximately 12%, 14% and 8% for our fiscal quarters ending March 31, 2009 and June 30, 2009, and our fiscal year ending June 30, 2009, respectively, and a positive impact on our quarterly and annual intangibles amortization expense versus the corresponding prior year periods of approximately 8% for each of our fiscal quarters ending March 31, 2009 and June 30, 2009, and 8% for our fiscal year ending June 30, 2009 excluding the incorporation of HPI’s results in each case.

All percentage amounts and ratios were calculated using the underlying data in whole dollars. We measure the effects on our results that are attributed to the change in foreign currency rates, by measuring the incremental difference between translating the current results at the monthly average rates for the same period from the prior year, compared to the monthly average rates used to translate current year actual results.

Earnings Conference Call:

We will host our second quarter ended December 31, 2008 earnings call on February 4, 2009 at 5:00 p.m. (Eastern Time). The conference call will be webcast live on the Internet and can be accessed by visiting: www.solerainc.com. A replay will be available on the Solera website until midnight on February 19, 2009. A live audio broadcast of the call will be accessible to the public by calling (866) 831-6272 or for international callers, (617) 213-8859; please enter the following access code when prompted: 15154538. Callers should dial in approximately ten minutes before the call begins. For those unable to participate in the live audiocast, a replay will be available until midnight on February 19, 2009. To access the replay, dial (888) 286-8010 or, from outside the U.S., (617) 801-6888 and enter the following access code when prompted: 87460477.

SOLERA HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTH PERIODS ENDED DECEMBER 31, 2008 AND 2007

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
Revenues	$131,301	$132,089	$274,293	$256,271

Cost of revenues:
Operating expenses	30,163	32,987	63,443	65,327
Systems development and programming costs	13,880	16,577	30,137	32,550

Total cost of revenues
(excluding depreciation and amortization)	44,043	49,564	93,580	97,877

Selling, general and administrative expenses	38,336	37,525	77,070	71,067
Depreciation and amortization	19,950	23,447	41,186	45,853

Restructuring charges	283	43	754	1,666
Interest expense	9,028	11,721	20,095	22,882
Other income - net	(10,735)	(4,610)	(14,234)	(5,765)

	56,862	68,126	124,871	135,703

Income before income tax provision and minority interests	30,396	14,399	55,842	22,691
Income tax provision	8,763	2,065	17,772	4,942
Minority interest in net income of consolidated subsidiaries	1,988	1,325	4,078	2,886

Net income	$19,645	$11,009	$33,992	$14,863

Net income per share:
Basic	$0.30	$0.17	$0.52	$0.24

Diluted	$0.29	$0.17	$0.52	$0.23

Weighted average shares used in the calculation of net income per share:
Basic	66,523	63,468	65,456	63,145

Diluted	66,990	64,551	65,990	64,497

Non-GAAP Financial Measures

We use a number of non-GAAP financial measures that are not intended to be used in lieu of GAAP presentations, but are provided because management believes that they provide additional information with respect to the performance of our fundamental business activities and are also frequently used by securities analysts, investors and other interested parties to facilitate the evaluation of our business on a comparable basis to other companies. The three primary non-GAAP financial measures that we use are Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted share. We believe that Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted share are useful to investors in providing information regarding our operating results and our continuing operations. We rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our Company and our management team in connection with our executive compensation and bonus plans. Adjusted EBITDA also allows us to compare our current operating results with corresponding prior periods as well as to the operating results of other companies in our industry. We present Adjusted Net Income and Adjusted Net Income per diluted share because we believe both of these measures provide useful information regarding our operating results in addition to our GAAP measures. We believe that Adjusted Net Income and Adjusted Net Income per diluted share provide investors with valuable insight into our profitability exclusive of unusual adjustments, and provide further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes.

Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted share have limitations as analytical tools, and you should not consider them in isolation or as a substitute for net income, earnings per share and other consolidated income statement data prepared in accordance with accounting principles generally accepted in the United States. Because of these limitations, Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted share should not be considered as a replacement for net income. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted share as supplemental information.

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Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income, excluding interest, taxes, depreciation and amortization, stock-based compensation, restructuring charges, other income – net, and acquisition-related costs. Acquisition-related costs consist of transaction costs, retention-related compensation costs, legal and professional fees, severance costs and other transition costs associated with our acquisitions. A reconciliation of our Adjusted EBITDA to GAAP net income the most directly comparable GAAP measure, is provided in the attached table.

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
Reconciliation to Adjusted EBITDA
Net income	$19,645	$11,009	$33,992	$14,863
Add: Income tax provision	8,763	2,065	17,772	4,942

Net income before income tax	28,408	13,074	51,764	19,805
Add: Depreciation and amortization	19,950	23,447	41,186	45,853
Add: Interest expense	9,028	11,721	20,095	22,882
Add: Stock-based compensation expense	1,621	1,039	3,189	1,641
Add: Restructuring charges	283	43	754	1,666
Add: Other income - net	(10,735)	(4,610)	(14,234)	(5,765)
Add: Acquisition related costs	242	339	549	390

Adjusted EBITDA	$48,797	$45,053	$103,303	$86,472

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Adjusted Net Income is a non-GAAP financial measure that represents GAAP net income, plus the following items: provision for income taxes, amortization of acquisition-related intangibles related to our acquisition of the Claims Services Group from ADP in April 2006 (as well as the excess, if any, from subsequent acquisitions above that which would be derived from utilizing the straight-line method of amortization), stock-based compensation expense, restructuring charges, other income – net (not including interest income for periods ending after June 30, 2008), and acquisition-related costs. Acquisition-related costs consist of transaction costs, retention-related compensation costs, legal and professional fees, severance costs and other transition costs associated with our acquisitions. From this figure, we then subtract a provision for income taxes to arrive at Adjusted Net Income. For periods ended June 30, 2008 and prior, we use a 33% tax rate. For periods ending after June 30, 2008, we use a 28% tax rate. We use this 28% tax rate in order to approximate our long-term effective corporate tax rate, which includes certain benefits from net operating loss carryforwards, tax deductible goodwill and amortization, and a low tax-rate jurisdiction for certain corporate holding companies. A reconciliation of our Adjusted Net Income to GAAP net income, the most directly comparable GAAP measure, is provided in the attached table.

•

Adjusted Net Income per diluted share (or cash earnings per diluted share) is a non-GAAP financial measure that represents Adjusted Net Income (as defined above) divided by the number of diluted shares outstanding for the period. A reconciliation of our Adjusted Net Income per diluted share (or cash earnings per diluted share) to GAAP net income per share, the most directly comparable GAAP measure, is provided in the attached table.

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
Reconciliation to Adjusted Net Income
Net income	$19,645	$11,009	$33,992	$14,863
Add: Income tax provision	8,763	2,065	17,772	4,942

Net income before income tax	28,408	13,074	51,764	19,805
Add: Amortization of acquisition related intangibles	15,070	17,973	30,878	35,285
Add: Stock-based compensation expense	1,621	1,039	3,189	1,641
Add: Restructuring charges	283	43	754	1,666
Add: Other income — not including interest income FY09 and FY08	(9,439)	(4,610)	(11,729)	(4,153)
Add: Acquisition related costs	242	339	549	390

Adjusted income before income tax provision	36,184	27,858	75,405	54,633
Less: Assumed provision for income taxes at 28% and 33% rate for December 31, 2008 and
December 31, 2007, respectively	(10,132)	(9,193)	(21,114)	(18,029)

Adjusted net income	$26,053	$18,665	$54,291	$36,604

Adjusted net income per share:
Basic	$0.39	$0.29	$0.83	$0.58

Diluted	$0.39	$0.29	$0.82	$0.57

Weighted average shares used in the calculation of adjusted net income per share:
Basic	66,523	63,468	65,456	63,145

Diluted	66,990	64,551	65,990	64,497

SOLERA HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2008 AND JUNE 30, 2008

(In thousands, except share amounts)

	December 31, 2008	June 30, 2008
Assets
Current Assets:
Cash and cash equivalents	$173,258	$149,311
Accounts receivable, net	86,056	95,843
Other receivables	10,392	9,784
Other current assets	16,030	18,314
Deferred income tax assets	4,228	4,802

Total current assets	289,964	278,054

Property and equipment, net	49,650	49,243
Other Assets	14,927	22,980
Long-term deferred income tax assets	4,865	5,162
Goodwill	640,785	646,098
Intangible assets, net	350,142	330,218

Total assets	$1,350,333	$1,331,755

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$20,557	$32,191
Accrued expenses and other current liabilities	95,359	103,597

Income taxes payable	16,277	12,449
Deferred income tax liabilities	856	842
Current portion of long-term debt	5,893	6,336

Total current liabilities	138,942	155,415

Long-term debt	594,123	624,570
Other liabilities	45,152	33,475
Long-term deferred income tax liabilities	51,138	36,558

Total liabilities	$829,355	$850,018

Minority interests in consolidated subsidiaries	15,504	15,429
Stockholders’ equity:
Common Shares, $0.01 par value, 150,000,000 shares authorized; 69,435,674 and 64,816,018 issued and outstanding, as of December 31, 2008 and June 30, 2008, respectively	600,854	510,900
Accumulated deficit	(76,165)	(110,157)
Accumulated other comprehensive (loss)/income	(19,215)	65,565

Total stockholders’ equity	505,474	466,308

Total liabilities and stockholders’ equity	$1,350,333	$1,331,755

SOLERA HOLDINGS, INC. AND SUBSIDIARIES

SELECTED STATEMENTS OF CASH FLOWS INFORMATION

FOR THE SIX MONTHS ENDED DECEMBER 31, 2008 and 2007

(In thousands)

(Unaudited)

	Six Months ended December 31,
	2008	2007
Net cash provided by operating activities	$57,858	$47,945
Net cash used in investing activities	(97,876)	(10,118)
Net cash provided by / (used in) financing activities	81,841	(24,791)
Effect of exchange rate changes	(17,877)	4,896

Net increase in cash and cash equivalents	23,947	17,932
Cash and cash equivalents, beginning of period	149,311	89,868

Cash and cash equivalents, end of period	$173,258	$107,800

Supplemental Cash Flow Information:
Cash paid for interest	$20,293	$21,912
Cash paid for income taxes	$16,364	$12,260

Supplemental Disclosure of Non-cash Investing and Finance Activities:
Capital assets financed	$485	$2,812

Note payable for acquisition of business	$17,330	$—

About Solera

Solera is the leading global provider of software and services to the automobile insurance claims processing industry. Solera is active in over 50 countries across six continents. The Solera companies include Audatex in the United States, Canada, and in more than 45 additional countries, Informex in Belgium, Sidexa in France, ABZ in The Netherlands, HPI in the United Kingdom, Hollander serving the North American recycling market, and IMS providing medical review services. For more information, please refer to the company’s website at http://www.solerainc.com.

Cautions about Forward-Looking Statements:

This press release contains forward-looking statements, including statements about our business outlook for fiscal year 2009, our expectations regarding currency exchange rates and their impact on our financial results, HPI, Ltd.’s contributions to our consolidated financial performance for fiscal year 2009 and statements about historical results or performance, including statements about our organic revenue growth rates and growth in the number of claims processed that may suggest trends for our business. These statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our reliance on a limited number of customers for a substantial portion of our revenues; unpredictability and volatility of our operating results, which include the volatility associated with foreign currency exchange risks and uncertainty in global economic conditions; effects of competition on our software and service pricing and our business; time and expenses associated with customers switching from competitive software and services to our software and services; risks associated with and possible negative consequences of acquisitions, joint ventures, divestitures and similar transactions, including risks related to our ability to successfully integrate HPI; rapid technology changes in our industry; costs and possible future losses or impairments relating to our acquisitions; the financial impact of future significant restructuring and severance charges; use of cash to service our debt and effects on our business of restrictive covenants in our debt facility; our ability to obtain additional financing as necessary to support our operations; effects of changes in or violations by us or our customers of government regulations; our reliance on third-party information for our software and services; effects of system failures or security breaches on our business and reputation; country-specific risks associated with operating in multiple countries; any material adverse impact of current or future litigation on our results or business; and our dependence on a limited number of key personnel. For a discussion of these and other factors that could impact our operations or financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, particularly our Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2008. We are under no obligation to (and specifically disclaims any such obligation to) update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT: Kamal Hamid, Investor Relations of Solera Holdings, Inc., +1-858-946-1676, kamal.hamid@audatex.com